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                                                                    EXHIBIT 14.1

                                 CODE OF ETHICS

   The Company's Code of Ethics is comprised of the following policies that are a part of the Company's Employee Handbook and Policy/Procedure Manual. In
addition, the Company maintains a Conflict of Interest Policy for its editorial employees and contributors, which appears below.

I.  Code of Ethics

COMPLIANCE WITH               Each employee is required to comply with all
THE LAW                       applicable laws and regulations. Business demands
                              or pressures are not excuses for violating local, state or federal law. Questions relative to the legality of an action should be directed to that employee's manager or the General Counsel.

                              The United States' anti-money-laundering laws prohibit engaging in a financial transaction if the person knows that the funds involved in the transaction were derived from illegal activities. If any employee believes that the other side in a business transaction is engaged in any illegal activity or is using proceeds derived from an illegal activity, he or she must consult with the General Counsel prior to proceeding.

                              Any employee involved in court or other similar proceedings arising out of his or her employment with the Company shall inform the General Counsel of such proceedings and shall abide by the rules of that forum, cooperate with the orders of that forum, and not in any way commit perjury or obstruction of justice.

AVOIDING CONFLICTS OF         Employees must have the best interests of the
INTERESTS                     Company in mind as they perform their duties.
                              Business decisions and actions must be based on the best interests of the Company and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect employees' independent and sound judgment to the detriment of the Company.

                              Below are some of the most common examples of situations that may cause conflict of interest. However, this list is not all-inclusive and employees must disclose to management any situation that may be a conflict of interest. Every employee should disclose any situation in doubt to his or her manager.

                              Outside employment:

                              - Company employees may not work for or receive payments for services from any competitor, customer, distributor or supplier without approval of management. Any capacity outside of the Company must be separated from Company responsibilities and should not harm job performance at the Company. Skills and knowledge gained at the Company should remain intact and beneficial to the Company, not used in such a way that could hurt the Company's business.

                              Outside Director or Officer Positions:

                              - Approval by the General Counsel is required when an employee serves as a director or officer for an outside company, government agency, non-profit or community organization.

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                              Family members and personal relationships:

                              - No employee may do business on behalf of the Company with members of his or her family or personal friends, unless the transaction is disclosed in writing to the General Counsel, and is subsequently approved in writing.

                              Investment and Loans:

                              - Employees cannot allow their investments to affect their better judgment to the detriment of the Company. This could happen in several ways, but conflict of interest issues are always at question when an employee has an investment in a competitor, supplier, distributor, contractor or customer. Without the prior written approval of the Company's Chief Executive Officer, an employee (or member of his or her immediate family) may not have any direct or indirect interest in an enterprise competing with the Company, except for indirect interests owned as a result of ownership of shares of widely held mutual funds, exchange-traded funds and other like investments over which the employee has no control. In addition, without the prior written approval of the Company's Chief Executive Officer, an employee (or member of his or her immediate family) may not have any direct or indirect interest (as owner, partner, shareholder, officer, director, employee, consultant, agent or otherwise) in any business entity that is doing business with the Company or any of its divisions, except for (a) indirect interests owned as a result of ownership of shares of widely held mutual funds, exchange-traded funds and other like investments over which the employee has no control and (b) through the ownership of less than 2% of a class of publicly traded securities the value of which constitutes less than 2% of the employee's net worth. A copy of any such approvals should be submitted to Human Resources. Any employee in any doubt about how an investment will be perceived should disclose such investment to the General Counsel.

                              - No employee may directly or indirectly buy, or otherwise acquire rights to any property or materials, when such employee knows that the Company may be interested in pursuing such an opportunity and the information is not public.

                              - Employees will not loan to nor borrow from individuals or concerns that do business with or compete with the Company, except transactions with banks and other financial institutions in accordance with normal business practices.

                              Gifts to or from Company employees:

                              - Employees may not seek additional economic gain by virtue of their employment with Company. Giving or receiving anything of enough value to influence sound business judgment is prohibited. The item of value does not always have to be physical - it could be a service, favor or something else of perceived value to the recipient.

                              - The Company will only do business legally and ethically. Company employees may not accept bribes, kickbacks or gratuities. To avoid the appearance of improper influence, no employee, or member of an employee's immediate family, should accept any gift of more than token value.
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                              -    Gifts and entertainment may only be provided
                                   to persons with whom the Company or the
                                   division has business dealings (or may be accepted by employees of the Company or its division) when they: (i) are consistent with locally accepted business practices; (ii) are so limited in value (i.e., of token value) that they could not be construed as an attempt to buy the recipient's favor or influence the recipient's conduct; and (iii) public disclosure would not embarrass the Company or the recipient. However, under no circumstances may any gifts be given to any government employee.

                              Entertainment:

                              - Employees may accept entertainment which include representatives of both parties and which is reasonable in the advancement of Company interests. An example is accompanying a business associate to a sporting or cultural event, or business meal which would be acceptable in most cases as long as it is infrequent. Proper business judgment should be exercised when deciding to accept an invitation.

                              - It could also be appropriate for the Company to provide the same value-to-business interest opportunities for our suppliers, contractors, distributors, and customers. If any employee should have a concern about whether providing entertainment is appropriate, he or she should discuss it with the General Counsel.

CONTRIBUTIONS:                Neither the Company nor its representatives may
POLITICAL,                    make political party or candidate contributions on
GOVERNMENTAL AND              behalf of the Company. Any such contributions with
NON-GOVERNMENTAL              Company funds require prior written approval from
                              the General Counsel. Unless authorized, employees who participate in partisan political activities should not suggest or state that they speak or act for the Company. Offering anything of value, directly or indirectly, to government officials in connection with their governmental duties is prohibited and includes gifts or other things of value offered to their family members.



ACCURACY AND INTEGRITY        The Company requires honest and accurate recording
OF COMPANY RECORDS            and reporting of information in order to make
                              responsible business decisions. This information includes data such as quality, safety, human resources records, vouchers, bills, financial data, expense reports and performance records. It is essential that all records are accurate and complete.

                              All financial books, records and accounts must accurately reflect transactions and events, and conform to generally accepted accounting principles. False or misleading entries for both the amount and purpose of transactions are prohibited. No undisclosed or unrecorded fund or obligation shall be established in any amount for any purpose. When a payment is made, it can only be used for the purpose spelled out on the supporting document. Employees may not allow transactions with a supplier, agent or customer to be structured or recorded in a way that is not consistent with normal business practice.

                              Employees are personally accountable for the proper use of any form of Company funds such as credit cards, tickets, cash and checks. Those who authorize the use of funds must ensure that the Company has received proper value in return. The Company may be obligated to notify appropriate authorities should funds be used for any improper or illegal purpose and will take appropriate disciplinary action in any event.

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CONFIDENTIAL OR               Protecting information about Company products,
PROPRIETARY                   activities, performance or plans is of utmost
INFORMATION                   importance in maintaining the Company's
                              competitive advantage and good reputation.
                              Employees must protect and keep safe all proprietary information by marking it accordingly, keeping it secured and prohibiting access to it with the exception of those who have a need to know in order to do their jobs. Confidential information includes any information that is not generally known to the public and is helpful to the Company, or would be helpful to any third party. It is written or unwritten information that is proprietary to the Company which is in the possession of the Company and which has not been published or disclosed to the general public.
                              Should there be any question as to whether certain information is confidential, employees should consult their manager.

                              Employees may, in the course of their employment at the Company, have access to confidential or proprietary nonpublic information about another company's products or finances, such as suppliers and customers. This information may derive from a review of a company's new products, from investigative reporting, or otherwise as part of some existing or potential business relationship. It is the policy of the Company to honor any and all arrangements of confidentiality, and such information should be safeguarded with the same diligence as Company-generated information. An employee who breaches an approved agreement of confidentiality will be subject to discipline up to and including discharge.

                              The obligation to preserve the Company's confidential information continues even after employment ends. The Company requires non-disclosure of proprietary Company, supplier or customer information for a period of two years following termination, for any reason. Upon the severance of employment, all Company information, in any media format, must be returned to the Company.

                              Employees who have confidential information from their former employers are expected to abide by their obligation to keep such information confidential according to the terms of the agreement with such former employers, and the Company shall not require or expect its employees to use or disclose such information.

FAIR COMPETITION              Planning or acting together with any competitor to
                              fix prices or develop agreements about the means of competition in any market is against Company policy and in violation of antitrust laws.
                              Antitrust laws may also in some circumstances prohibit agreements to boycott, to allocate products, territories, or markets and to limit the distribution or sale of products.

                              Employees must never use any illegal or unethical means to gather competitive data. Stealing proprietary information, possessing trade secrets received without the owner's permission or inducing such disclosures by past or present employees of other companies is prohibited.

                              If any employee believes that he or she has received confidential information about another business by mistake, or has any questions on how to legally gather information, the employee should consult the General Counsel.

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II. Conflict of Interest Policy for Editorial Employees

Ziff Davis Media Inc. (together with its direct and indirect parents and subsidiaries, "Ziff Davis") and its editorial employees share a common interest in avoiding conflicts of interest or any appearance of such conflict. A fundamental element in the success of the company's magazines and other publications, both in print and online, has been a reputation for absolute integrity in testing, evaluating and reporting on computing, video gaming and technology products.

The credibility of the company, and its magazines and other publications, depends entirely on journalistic integrity. As our prominence in the industry gives great weight to our editorial voice, other parties such as advertisers, editorial subjects and sources may seek to test our journalistic integrity. This Conflict of Interest Policy for Editorial Employees is intended to help editorial staff members avoid situations that threaten to compromise their independence or that may be perceived as compromising their independence.

In the field of journalism, it is not enough to be incorruptible and honest. It is equally important to conduct ourselves so that no one has grounds for even suspecting than an employee misused his or her position with the company.

If after reading these guidelines, you believe a conflict of interest may exist, please discuss the issue with your immediate supervisor. Disclosure of such a conflict is required. It is possible that a simple discussion may be sufficient to resolve the matter. After reading the policy and discussing any possible conflicts, all editorial employees will be asked to sign it.

Because Ziff Davis considers the professional conduct of its editorial employees to be of the utmost importance, willful or reckless violation of this agreement may be grounds for dismissal.

This Conflict of Interest Policy for Editorial Employees shall be in addition to, and not in lieu of, the policies contained in Ziff Davis's Employee Handbook and Policy/Procedure Manual and any other policies that may be communicated by Ziff Davis. Moreover, each policy herein or therein is independent; if activity is not prohibited by a particular policy but is prohibited by a different policy, the activity is prohibited. Although the policies contained herein pertain to a wide variety of situations, they are not all-inclusive. The company reserves the right, without prior notice, to amend or cancel any of the policies contained herein.

In the event you have any questions concerning this policy, please feel free to contact Ziff Davis's Editorial Director, Michael Miller, or the company's General Counsel, Greg Barton.

1. ACCEPTING GIFTS

It is imperative that employees avoid actions that might provide grounds even for suspicion that they are indebted to any company or group we cover. Such indebtedness could arise through the acceptance of gifts, favors or other services from them. Therefore, writers and editors on individual assignment, or as members of a group attending a vendor-sponsored event principally for any Ziff Davis publication or business, should pay their own way. They should not accept lodging or travel; special discounts or gifts of more than nominal value, or that exceed customary courtesies.

Gifts of nominal value are acceptable. Other gifts must be returned to the sender or donated to appropriate third parties, such as educational institutions, public libraries, learning centers, etc.

Employees should not accept special-price discounts on products or services from vendors or from anyone associated with those vendors.

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2. INVESTMENT IN COMPANIES

Ziff Davis has a strict policy prohibiting financial conflicts of interest with respect to its editorial employees. Each employee is expected to bend over backward to avoid any action that might provide grounds for suspicion:

            ...that an employee made financial gains by acting on inside information obtained through his or her position at Ziff Davis, before that information was available to the public;

            ...that the writing of any news story, or testing of any product, was influenced by a desire to affect a stock's price;

            ...that an employee is financially committed to the stock market so deeply as to create biased reporting or product testing evaluations;

            ...that an employee is beholden to anyone in the financial community for such things as stock tips, allocations of new issues, etc.

To avoid these circumstances, no employee should directly or indirectly invest in, make a loan to or otherwise have a financial interest in any company engaged in whole or significant part in the computing, video gaming, or technology industries. If a member of the employee's immediate family directly or indirectly invests in, makes a loan to or otherwise has a financial interest in such a company, it may also constitute a conflict of interest and should be reported to the employee's supervisor.

Employees and their family members may, however, invest in widely held mutual funds, exchange-traded funds and other like investments over which the employee has no control. If an employee has an investment in a company upon hiring, that needs to be disclosed to the employee's manager immediately.

3. "INSIDE INFORMATION" AND UNPUBLISHED MATERIALS

Trading on the basis of material non-public information (commonly referred to as "inside information") is a criminal offense, and will result in immediate dismissal. Just as it is improper for a Ziff Davis employee to benefit from inside information, so it is also improper for his or her friends, family or news sources to profit. All material gleaned in the course of work for Ziff Davis is deemed to be strictly the property of Ziff Davis. This includes information on plans to run stories on particular companies or to run advertising for particular companies. Such unpublished information and material must never be disclosed to anyone outside the company, including friends, relatives and outside news sources.

4. EDITORIAL LOANS AND EQUIPMENT

Early and intimate access to new technologies and products is often made possible through editorial loan programs - - a common industry practice. Such equipment should be kept for no longer than is necessary to test and evaluate the product. Employees should not use loaned equipment as a substitute for equipment provided by the company. All hardware loans from vendors should be negotiated with a firm return date and accompanied by a written letter of agreement. Generally, the maximum loan time should not exceed 90 days; longer loan periods, such as those required for endurance testing, should be discussed with a supervising editor. A copy of each loan agreement will be filed with the Editor. Employees who receive hardware from vendors for evaluation in their homes will be subject to these same rules.

Most vendors do not want evaluation software returned. If they do, employees should set a return date no later than six months after receipt of the software. Evaluation software should not be distributed beyond the offices of Ziff Davis without vendor permission.

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5. PARTICIPATING IN OUTSIDE PROJECTS: PAID AND UNPAID

To avoid suspicion of indebtedness to any company or group we cover, employees should refrain from accepting payment, employment or any other benefit from companies or individuals we cover or who advertise in our magazines and other publications. Nor should employees engage in, or have a financial interest in, any private venture related to the computer business that either directly or indirectly threatens their journalistic independence. Staff members should not engage in any investment counseling, preparation of marketing materials or pamphlets, or other services for which they receive consideration from any company, group or individual we cover. Employees should not write for, nor participate in, advertorials over which Ziff Davis has no editorial control. For example, editors and reporters should refrain from performing freelance editing for a vendor or public relations firm.

The same is true for non-profit involvements. While Ziff Davis encourages community involvement and public service commitments by its staff, those commitments should be far removed from any possible professional conflict.

6. FREELANCE WORK

Ziff Davis expects its full-time and part-time employees to devote their full time (in the case of full-time employees) or applicable part time (in the case of part-time employees) and efforts to Ziff Davis's business. In the event an employee wishes to prepare books or articles for other publications ("freelance work"), the employee is required to obtain the prior consent of his/her supervisor, which consent may be given or denied as the supervisor determines in his or her sole discretion. Employees should expect that a supervisor will not approve freelance work for publication by competitors of Ziff Davis.

7. POLITICAL CONTRIBUTIONS AND ENDORSEMENTS OF CAUSES

Editorial staff members should avoid taking public positions on any political issues relating to the computing, video gaming or technology businesses. Neither should they sign commercial or political endorsements that may be viewed as endorsements on behalf of Ziff Davis.

8. PUBLIC SPEAKING

Appropriate activities like public speaking and granting of interviews can create a conflict if they are pursued so regularly, or in such a fashion, as to identify an employee with a particular cause or group. Therefore, staff members should not accept compensation, expenses or free transportation when speaking before an industry group or association. If Ziff Davis considers the appearance desirable, it will pay expenses. In addressing groups whose interests they cover, staff members should be sensitive to avoid even the appearance of allegiance or bias.

The appearance of a conflict could also arise when the setting for a speech implies too close a relationship with a news source. For example, a staff member should not participate in attending a small workshop at an executive retreat in Maui. No speeches should be published without approval by Ziff Davis, to avoid any impression of Ziff Davis endorsement.

9. RELATIONSHIP BETWEEN NEWS AND ADVERTISING

The concerns of the advertising departments of Ziff Davis should in no way influence the gathering and reporting of news or the testing and evaluation of products. This does not negate the need for on-going interaction with the vendor community. Such communication facilitates our understanding of computing, video gaming and technology products and the industry's understanding of our editorial mission.

In general, we follow the guidelines of the American Society of Magazine Editors and other professional organizations with respect to ad/edit interaction.